                               AGREEMENT AND PLAN

                                   OF MERGER

                                  DATED AS OF

                                 August 8, 1994

                                     AMONG

                           TELE-COMMUNICATIONS, INC.,

                            TCI COMMUNICATIONS, INC.

                                      AND

                             TELECABLE CORPORATION

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
ARTICLE I THE MERGER
         Section 1.1      The Merger  . . . . . . . . . . . . . . . .    2
         Section 1.2      Effective Date of the Merger  . . . . . . .    2
         Section 1.3      State Law . . . . . . . . . . . . . . . . .    2

ARTICLE II THE SURVIVING CORPORATION
         Section 2.1      Certificate of Incorporation  . . . . . . .    3
         Section 2.2      By-Laws . . . . . . . . . . . . . . . . . .    3
         Section 2.3      Board of Directors; Officers  . . . . . . .    3

ARTICLE III MERGER VALUE; CONVERSION OF SHARES
         Section 3.1      Merger Value  . . . . . . . . . . . . . . .    3
         Section 3.2      Adjustment of Merger Value  . . . . . . . .    4
         Section 3.3      Adjustment Procedures . . . . . . . . . . .    6
         Section 3.4      Conversion of Shares  . . . . . . . . . . .   11
         Section 3.5      Parent to Make Certificates Available . . .   15
         Section 3.6      Dividends; Transfer Taxes . . . . . . . . .   15
         Section 3.7      No Fractional Shares  . . . . . . . . . . .   16
         Section 3.8      Shareholders' Approval  . . . . . . . . . .   16
         Section 3.9      Closing of the Company's Transfer Books . .   17
         Section 3.10     Assistance in Consummation of the
                            Merger  . . . . . . . . . . . . . . . . .   17
         Section 3.11     Closing . . . . . . . . . . . . . . . . . .   18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT
         Section 4.1      Organization and Qualification  . . . . . .   18
         Section 4.2      Capitalization of Parent  . . . . . . . . .   19
         Section 4.3      Authority Relative to this Merger
                            Agreement . . . . . . . . . . . . . . . .   21
         Section 4.4      Reports and Financial Statements  . . . . .   23
         Section 4.5      Absence of Certain Changes or Events  . . .   25
         Section 4.6      Parent Action . . . . . . . . . . . . . . .   26
         Section 4.7      Financial Advisor . . . . . . . . . . . . .   26

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         Section 5.1      Organization and Qualification  . . . . . .   26
         Section 5.2      Capitalization  . . . . . . . . . . . . . .   27
         Section 5.3      Subsidiaries  . . . . . . . . . . . . . . .   28
         Section 5.4      Authority Relative to this Merger
                            Agreement . . . . . . . . . . . . . . . .   29

         Section 5.5      Reports and Financial Statements  . . . . .   31
         Section 5.6      Absence of Certain Changes or Events  . . .   32
         Section 5.7      Litigation  . . . . . . . . . . . . . . . .   33
         Section 5.8      Labor and Employee Matters  . . . . . . . .   34
         Section 5.9      ERISA . . . . . . . . . . . . . . . . . . .   35
         Section 5.10     Company Action  . . . . . . . . . . . . . .   38
         Section 5.11     Financial Advisor . . . . . . . . . . . . .   39
         Section 5.12     Compliance with Applicable Laws . . . . . .   39
         Section 5.13     Taxes . . . . . . . . . . . . . . . . . . .   41
         Section 5.14     Environmental Laws  . . . . . . . . . . . .   41
         Section 5.15     Intellectual Property . . . . . . . . . . .   42
         Section 5.16     Company Representation  . . . . . . . . . .   42

ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING SUB
         Section 6.1      Organization and Qualification  . . . . . .   43
         Section 6.2      Capitalization  . . . . . . . . . . . . . .   43
         Section 6.3      Authority Relative to this Merger
                            Agreement . . . . . . . . . . . . . . . .   44

ARTICLE VII CONDUCT OF BUSINESS PENDING THE MERGER
         Section 7.1      Conduct of Business by the Company
                            Pending the Merger  . . . . . . . . . . .   45
         Section 7.2      Conduct of Business by Parent Pending
                            the Merger  . . . . . . . . . . . . . . .   50

ARTICLE VIII ADDITIONAL AGREEMENTS
         Section 8.1      Access and Information  . . . . . . . . . .   51
         Section 8.2      Registration Statement  . . . . . . . . . .   52
         Section 8.3      Compliance with the Securities Act  . . . .   53
         Section 8.4      Listing . . . . . . . . . . . . . . . . . .   54
         Section 8.5      Employee Arrangements . . . . . . . . . . .   54
         Section 8.6      Indemnification . . . . . . . . . . . . . .   55
         Section 8.7      HSR Act . . . . . . . . . . . . . . . . . .   57
         Section 8.8      Additional Agreements . . . . . . . . . . .   57
         Section 8.9      No Solicitation . . . . . . . . . . . . . .   59
         Section 8.10     Special Dividends . . . . . . . . . . . . .   60
         Section 8.11     Cancellation of Stock Restrictions  . . . .   61
         Section 8.12     Information in Disclosure Documents,
                            Registration Statements, Etc. . . . . . .   62
         Section 8.13     Merger of Holding Companies into the
                            Company . . . . . . . . . . . . . . . . .   63





                                      (ii)

ARTICLE IX CONDITIONS PRECEDENT
         Section 9.1      Conditions to Each Party's Obligation to
                            Effect the Merger . . . . . . . . . . . .   64
         Section 9.2      Conditions to Obligation of the Company
                            to Effect the Merger  . . . . . . . . . .   64
         Section 9.3      Conditions to Obligations of Parent and
                            Sub to Effect the Merger  . . . . . . . .   66

ARTICLE X TERMINATION, AMENDMENT AND WAIVER
         Section 10.1     Termination . . . . . . . . . . . . . . . .   68
         Section 10.2     Effect of Termination . . . . . . . . . . .   69
         Section 10.3     Amendment . . . . . . . . . . . . . . . . .   69
         Section 10.4     Waiver  . . . . . . . . . . . . . . . . . .   70

ARTICLE XI GENERAL PROVISIONS; DEFINITIONS
         Section 11.1     Non-Survival of Representations,
                            Warranties and Agreements . . . . . . . .   70
         Section 11.2     Notices . . . . . . . . . . . . . . . . . .   70
         Section 11.3     Fees and Expenses . . . . . . . . . . . . .   72
         Section 11.4     Publicity . . . . . . . . . . . . . . . . .   72
         Section 11.5     Specific Performance  . . . . . . . . . . .   73
         Section 11.6     Third Party Beneficiaries . . . . . . . . .   73
         Section 11.7     Entire Agreement  . . . . . . . . . . . . .   73
         Section 11.8     Miscellaneous . . . . . . . . . . . . . . .   74
         Section 11.9     Definitions . . . . . . . . . . . . . . . .   74


EXHIBITS
- --------

Exhibit              Section Reference                   Description
- -------              -----------------                   -----------

A                         3.1                      Certificate of
                                                   Designation

B                         8.2(c)                   Registration Rights
                                                   Agreement

C                         8.8(e)                   Voting Agreement

D                         8.8(e)                   Voting Agreement

E                         8.11                     Shareholder Statement





                                     (iii)

SCHEDULES
- ---------

Schedule No.              Description
- ------------              -----------

3.2(c)                    Telecable's Revised 1994 Budget

4.2                       Parent Options, Warrants, etc.

5.3                       Subsidiaries; Options, Calls, etc.

5.4                       Authority Relative to Merger Agreement

5.6                       Absence of Certain Changes or Events
                          Capital Budget

5.7                       Litigation

5.9(a)                    Employee Benefit Plans

5.9(h)                    Benefits to Former Employees

5.12                      Compliance with Applicable Laws

5.13                      Taxes

5.14                      Environmental Matters

7.1                       Conduct of Business Pending the Merger

8.8(e)                    Holders of Company Common Stock

8.11                      Shareholders of Company with Stock Restriction
                          Agreements

9.3(b)                    Franchise Consents

11.3                      Certain Expenses





                                      (iv)

                          AGREEMENT AND PLAN OF MERGER


                 THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") dated as of August 8, 1994, by and among Tele- Communications, Inc., a Delaware corporation ("Parent"), TCI Communications, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent ("Sub"), and TeleCable Corporation, a Virginia corporation (the "Company"):

                                  WITNESSETH:

                 WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent;

                 WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the merger of the Company into Sub (the "Merger"), upon the terms and subject to the conditions set forth herein;

                 WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                 WHEREAS, defined terms used herein are listed in Section 11.9 hereof.

                 NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

                 Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), the Company shall be merged into Sub in compliance with the provisions of the Delaware General Corporation Law (the "DGCL") and the Virginia Stock Corporation Act (the "VSCA") and the separate existence of the Company shall thereupon cease, and the name of Sub, as the surviving corporation in the Merger (the "Surviving Corporation"), shall remain "TCI Communications, Inc."

                 Section 1.2 Effective Date of the Merger. The parties hereto shall file properly executed Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia and a properly executed Certificate of Merger with the Secretary of State of the State of Delaware, which filings shall be made as soon as practicable after the closing of the transactions contemplated by this Merger Agreement in accordance with Section
3.8 hereof. When used in this Merger Agreement, the term "Effective Date" shall mean the date and time at which both such filings shall have been made.

                 Section 1.3 State Law. At the Effective Date, the Merger shall have the effects set forth herein and the effects set forth in
Section 252 of the DGCL and Section 13.1-721 of the VSCA.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

                 Section 2.1               Certificate of Incorporation.
Subject to Section 8.6 hereof, the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Merger Agreement.

                 Section 2.2 By-Laws. Subject to Section 8.6 hereof, the By-laws of Sub as in effect on the Effective Date shall be the By-laws of the Surviving Corporation.

                 Section 2.3 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of Sub immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                                  ARTICLE III

                       MERGER VALUE; CONVERSION OF SHARES

                 Section 3.1 Merger Value. Subject to adjustment as provided in Section 3.2, the aggregate value of the consideration deliverable by Parent in the Merger (the "Merger Value") shall be $1,600,000,000 (the "Base Merger Value"), deliverable as follows: (i) 1,000,000 shares ($300,000,000 in aggregate initial liquidation value) of Preferred Stock of Parent having the designation, rights and preferences set forth in a certificate of designation in the form attached as Exhibit A (such class of stock, "Parent Preferred Stock"); and (ii) the balance in shares of Class A Common Stock of Parent (such class of stock, "Parent Common Stock" and, together with Parent Preferred Stock, "Parent Stock").

                 Section 3.2               Adjustment of Merger Value.

                 (a) To determine the Merger Value, the Base Merger Value shall be reduced by:

                          (i) the amount of Net Liabilities as of the Effective Date; and

                          (ii) the amount, if any, by which $1,540,000,000 exceeds 11.43 times Annualized EBITDA as of the Effective Date.

                 (b) For purposes of this Section 3.2, "Net Liabilities" means the difference, determined as of the Effective Date, without duplication, between: (x)(i) all Liabilities (other than Liabilities for deferred taxes, Income Taxes, dividends payable, deferred revenue from the sale of QVC stock, and minority interests and any Liability caused by any action taken directly by Parent or Sub or any Subsidiary of either of them (excluding actions taken by any of them pursuant to this Agreement)) plus or minus (plus, if a payable, and minus, if a receivable), (ii) all Income Taxes (excluding deferred taxes) receivable or payable (excluding state and local income taxes arising as a result of transactions described in Section 8.13 hereof) including, for any taxable period that includes but does not end on the Effective Date, an accrual for such Income Taxes through the Effective Date as if such period ended on the Effective Date; and (y) (i) cash, cash equivalents, securities (excluding all shares of the capital stock of Turner Broadcasting System, Inc. held by the Company) and accounts receivable (excluding notes payable to the Company by executives of the Company in connection with purchases of Company Common Stock pursuant to the Company's Executive Stock Purchase Plans; provided, that, cash obtained by the Company upon a sale or redemption of such notes shall not be excluded from any calculation of Net Liabilities), plus (ii) prepaid expenses, but only to the extent that the book value thereof can be realized after the Effective Date. "Income Taxes" shall mean the Company's current but not deferred federal, state and local income Taxes. The items taken into account in the calculation of Net Liabilities, unless otherwise specifically provided, shall be determined for the Company on a consolidated basis in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with that applied in the preparation of the

Company's financial statements as of and for the year ended December 31, 1993.

                 (c) For purposes of this Section 3.2: (i) "EBITDA" means, for any particular period, the earnings of the Company for such period, determined on a consolidated basis in accordance with GAAP, before "home office operating expenses" and extraordinary items and before deduction therefrom of any amount on account of interest, gain or loss on disposal of assets, Income Taxes, depreciation and amortization and all amounts attributable to minority interests in any Subsidiary that is not wholly owned, directly or indirectly, by the Company, it being agreed that EBITDA shall be calculated in a manner consistent with that used by the Company in estimating its "revised system cash flow" for 1994, as set forth in a document entitled "TeleCable's Revised 1994 Budget" dated June 14, 1994, a copy of which is attached hereto as Schedule 3.2(c); and (ii) "Annualized EBITDA" means, as of any date of determination, 400% of the EBITDA for the most recent period of three full calendar months ended prior to such date.

                 Section 3.3               Adjustment Procedures.

                 (a) Not later than a date that the Company reasonably believes is 20 business days prior to the Effective Date the Company shall deliver to Parent a schedule, accompanied by all reasonably necessary supporting information, setting forth the

Company's reasonable and good faith estimates of Net Liabilities, Annualized EBITDA and Merger Value, all such estimates to be as of the Effective Date. Such schedule shall be accompanied by a certificate of the chief financial officer of the Company to the effect that the estimates contained therein were made in good faith and on a reasonable basis. Following receipt of such schedule, Parent shall have 10 business days to review such schedule and supporting information and to notify the Company of any disagreements with the Company's estimates contained thereon. If Parent provides a notice of disagreement with the Company's estimate of the Merger Value contained in such schedule within such 10 business day period, Parent and the Company shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Effective Date on the estimated Merger Value as of the Effective Date. The estimate so agreed upon by Parent and the Company or (if the parties do not reach such an agreement on the estimated amount of the Merger Value prior to the Effective Date or if Parent fails to provide a notice of disagreement with the Company's estimate of the Merger Value within the time provided) the estimate of the Merger Value contained in the schedule delivered to Parent by the Company, shall be the basis for determining the amount of Parent Common Stock issuable immediately after the Effective Date, subject to further adjustment as provided in this Section. Not later than a date that the Company reasonably believes (and provides notice to the Parent at least 5 business days before such date) is 45 business days prior to the Effective Date, the Parent shall deliver to the Company a list (the "Prepayment List") of all indebtedness for borrowed money of the Company that the Parent desires the Surviving Corporation to prepay. The schedule delivered by the Company pursuant to this Section 3.3(a) shall, in its calculation of Net Liabilities, include as Liabilities, any penalties or premiums payable upon the prepayment of the indebtedness included on the Prepayment List (whether or not the Company has taken any action that would legally obligate the Company to pay any such penalty or premium).

                 (b) Not later than 60 days following the Effective Date, Parent shall deliver or cause to be delivered to Shareholders' Representative a schedule substantially in the form of the schedule described in subsection (a) above providing detailed calculations, as of the Effective Date, of Net Liabilities, Annualized EBITDA and the Merger Value, together with all reasonably necessary supporting information. Such calculations shall be accompanied by a certificate of a vice president of Parent that such calculations were prepared in good faith and on a reasonable basis. With respect to the indebtedness listed on the Prepayment List, the schedule provided pursuant to this Section 3.3(b) shall reflect in its calculation of Net Liabilities only those penalties or premiums payable upon prepayment of such indebtedness as the Surviving Corporation (i) has actually paid as of the date such schedule is delivered or (ii) is, as of the date such schedule is delivered, irrevocably legally obligated to pay thereafter.

                 (c) Following receipt of the information referred to in subsection (b) above, Shareholders' Representative shall have 10 business days to review such information and to notify Parent in writing of any disagreement with Parent's calculations, which notice shall specify in reasonable detail the nature and extent of such disagreement.

                 (d) If Shareholders' Representative fails to provide a notice of disagreement with Parent's calculations of Net Liabilities, Annualized EBITDA and the Merger Value within the period specified in subsection (c) above, Parent's calculations thereof referred to in subsection
(b) above shall be final, conclusive and nonappealable.

                 (e) If Shareholders' Representative provides a notice of disagreement with Parent's calculations within the period specified in subsection (c) above, Parent and Shareholders' Representative shall negotiate in good faith to resolve any such dispute for a period of 30 days following the notification thereof. At the end of such period, if the dispute is not resolved or the negotiation period has not been mutually extended, the matter shall be referred to an independent public accounting firm selected by mutual agreement of the parties (or, if the parties cannot agree to the selection of such a firm within 10 days after Shareholders' Representative shall have provided a notice of disagreement, an independent public accounting firm selected by mutual agreement of KPMG Peat Marwick and Price Waterhouse), which firm shall render its decision as to whether Parent's position is correct, Shareholders' Representatives' position is correct or some position between the two is correct (together with an explanation of the basis therefor) to the parties to the dispute not later than 45 days following submission of the dispute to it, which decision shall be final, conclusive and nonappealable.

                 (f) Upon the final determination of Net Liabilities, Annualized EBITDA and the Merger Value pursuant to subsections (b)-(e) above,
(i) if the Merger Value as of the Effective Date is determined to be less than the estimate of the Merger Value made pursuant to subsection (a) above, the Merger Value shall be deemed to be reduced by the amount of the difference, effective as of the Effective Date, and Certificates representing the number of Holdback Shares, if any, remaining after subtracting from the total number of Holdback Shares the number of Holdback Shares determined by dividing (x) such reduction in the Merger Value by (y) $24.00, shall be delivered to the shareholders of the Company entitled thereto or (ii) if the Merger Value as of the Effective Date is determined to be greater than the estimate of Merger Value made pursuant to subsection (a) above, the Parent shall issue to the shareholders of the Company entitled thereto the number of shares of Parent Common Stock (which shall include all the Holdback Shares) equal to the difference between (a) the number of shares issuable upon final determination of the Merger Value (based on a $24.00 price per share) and (b) the number of shares of Parent Common Stock previously issued to the shareholders of the Company based upon the estimate of Merger Value pursuant to subsection (a) above.

                 (g) The Company and the Parent shall make the calculations required pursuant to this Section 3.3 in a manner consistent with the accounting practices and methodologies utilized by the Company in the preparation of its December 31, 1993 audited financial statements.

                 Section 3.4 Conversion of Shares. As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any common stock of the Company:

                 (a) Cancellation of Shares. All shares of Class A Common Stock of the Company ("Company Class A Common Stock") and all shares of Class B Common Stock of the Company ("Company Class B Common Stock" and collectively with the Company Class A Common Stock, the "Company Common Stock") which are held by the

Company or any Subsidiary of the Company, and any shares of Company Common Stock owned by Parent, Sub or any other Subsidiary of Parent, shall be cancelled.

                 (b) Conversion Numbers. Each share of Company Common Stock issued and outstanding immediately prior to the Merger (except shares subject to Section 3.4(a)) shall be converted into and shall become (i) that number of fully paid and nonassessable shares of Parent Common Stock equal to the Common Conversion Number and (ii) that number of fully paid and nonassessable shares of Parent Preferred Stock equal to the Preferred Conversion Number. For purposes of this Merger Agreement: (A) "Common Conversion Number" means the number determined as of the Effective Date by dividing (x) the quotient resulting from dividing the Merger Value, less $300,000,000, by $24.00 by (y) the total number of shares of Company Common Stock outstanding at the Effective Date, including as shares of Company Common Stock deemed to be outstanding for purposes of calculating the Common Conversion Number, without duplication, shares issuable pursuant to any outstanding option, warrant, convertible security or other right to acquire Company Common Stock issued or granted by the Company, whether or not then exercisable or convertible, but excluding shares of Company Common Stock held by any Subsidiary of the Company; and (B) "Preferred Conversion Number" means the number determined as of the Effective Date by dividing (x) 1,000,000 by (y) the total number of shares of Company Common Stock outstanding at the Effective Date, including as shares of Company Common Stock deemed to be outstanding for purposes of calculating the Preferred Conversion Number, without duplication, shares issuable pursuant to any outstanding option, warrant, convertible security or other right to acquire Company Common Stock issued or granted by the Company, whether or not then exercisable or convertible, but excluding shares of Company Common Stock held by any Subsidiary of the Company.

                 (c) Adjustment to Conversion Numbers. (i) Except as provided in subsection (ii) below, in the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares after the date hereof with respect to, or rights issued in respect of, Parent Common Stock, the Common Conversion Number and the Preferred Conversion Number shall be adjusted accordingly; (ii) with respect to any stock or rights offering made to the holders of Parent Common Stock by the Parent or any Affiliate of the Parent, all (but not less than all) of the holders of the Company Common Stock shall, with respect to the shares of Parent Common Stock that are to be issued hereunder to them at the Effective Date, be entitled to participate at the sole discretion of the Shareholders' Representative, for all purposes, and subject to all requirements and limitations of such offering as if they were holders of

Parent Common Stock as of the relevant time, and receive the benefits of such offering effective as of the Effective Date.

                 (d) Dissenters' Rights. Notwithstanding anything in this Merger Agreement to the contrary, but only in the circumstances and to the extent provided by the VSCA, shares of Company Common Stock that are outstanding immediately prior to the Effective Date and that are held by shareholders who were entitled to but did not vote such shares in favor of the Merger and who shall have properly and timely delivered to the Company a written demand for payment of the fair value of shares of Company Common Stock in the manner provided in, and shall have complied with all of the relevant provisions of, Sections 13.1-730 et seq. of the VSCA ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, shares of Parent Stock. Instead, the holders thereof shall be entitled to payment of the fair value of such shares in accordance with the provisions of
Section 13.1-737 of the VSCA; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw his demand for payment of the fair value of such Dissenting Shares or (ii) if any holder fails to establish and perfect his entitlement to the relief provided in such Section 13.1-735 of the VSCA, the rights and obligations of such holder to receive such fair value shall terminate, and such Dissenting Shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Date, shares of Parent Stock in accordance with Section 3.4(b) hereof. Prior to the Effective Date, the Company will not settle any demand with respect to any Dissenting Shares without the consent of Parent, which consent will not be unreasonably withheld or delayed.

                 (e) Holdback Shares. To effect the adjustments to the Merger Value, Parent shall retain, out of the Parent Stock otherwise issuable immediately after the Effective Date, 1,000,000 shares of Parent Common Stock (the "Holdback Shares"), pending final determination of the Merger Value and distribution of certificates representing that portion, if any, of the Holdback Shares required to be delivered to the shareholders of the Company entitled thereto, as provided in Section 3.3(f).

                 Section 3.5 Parent to Make Certificates Available. As soon as practicable after the date hereof, Parent shall select Bank of New York, or such other Person or Persons reasonably satisfactory to the Company, to act as Exchange Agent for the Merger (the "Exchange Agent"). Prior to the Effective Date, Parent shall make available to the Exchange Agent certificates ("Certificates") representing the Parent Stock to be delivered in accordance with Section 3.4(b) hereof. As soon as practicable after the Effective Date, each holder of Company Common Stock will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such stock for cancellation, certificates representing the number of shares of Parent Common Stock and Parent Preferred Stock into which such shares are converted in the Merger and cash in consideration of fractional shares as provided in Section
3.7 hereof. Parent Stock (other than Holdback Shares not required to be delivered) into which Company Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Date.

                 Section 3.6 Dividends; Transfer Taxes. Upon surrender by a Person of the certificates representing Company Common Stock, there shall be paid to such Person in whose name the Certificates representing Parent Common Stock and Parent Preferred Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Parent Common Stock and Parent Preferred Stock in respect of a record date after the Effective Date. Any transfer taxes payable by the holders of Company Common Stock in connection with the Merger and the conversion of Company Common Stock into Parent Stock shall be paid by the Parent except that any transfer taxes payable as a result of the issuance of Parent Stock to a Person other than the registered holder of Company Common Stock as of the Effective Date shall be paid by the shareholder.

                 Section 3.7 No Fractional Shares. No certificates or scrip representing any numbers other than a whole number of shares of Parent Common Stock or Parent Preferred Stock shall be issued upon the surrender for exchange of certificates representing Company Common Stock pursuant to Section 3.4(b) hereof. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock or Parent Preferred Stock upon surrender of certificates evidencing shares of Company Common Stock for exchange, pursuant to Section 3.4(b) hereof, shall be paid upon such surrender cash in an appropriate amount based upon the value of the Parent Common Stock (determined by reference to the closing sale price thereof on the last trading day preceding the Effective Date) and the initial liquidation value of the Parent Preferred Stock.

                 Section 3.8 Shareholders' Approval. After the Registration Statement has been declared and remains effective, the Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to have this Agreement and the transaction contemplated hereby approved by the holders of capital stock of the Company. The Company shall notify Parent of the date set for any shareholder action to be taken in connection with approval of the Merger not later than 30 days prior to such date. Subject to Section 8.9 hereof, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the

Merger and the adoption of this Merger Agreement at the Company Meeting.

                 Section 3.9 Closing of the Company's Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for Parent Common Stock and Parent Preferred Stock and/or cash as provided in Sections 3.4(b) and 3.7.

                 Section 3.10 Assistance in Consummation of the Merger. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Merger Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Merger Agreement.

                 Section 3.11 Closing. The closing of the transactions contemplated by this Merger Agreement shall take place (i) at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, at 9:00 A.M. local time on the date that is three business days after the day on which the last of the conditions set forth in
Article IX (excluding delivery of opinions and certificates) is fulfilled or waived, but in no event prior to October 1, 1994, or (ii) at such other time and place as Parent and Company shall agree in writing.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                 Except as disclosed in this Merger Agreement (including the Schedules and Exhibits hereto), Parent represents and warrants to the Company as follows:

                 Section 4.1               Organization and Qualification.
Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Parent Material Adverse Effect.

                 Section 4.2 Capitalization of Parent. As of the date hereof, the authorized capital stock of Parent consists of:

                          (a)  One billion one hundred million (1,100,000,000)
shares of Common Stock designated as Class A Common Stock with a par value of $1.00 per share; of which, as of

August 4, 1994, 570,793,473 shares were issued and outstanding (85,713,880 of which were owned by Subsidiaries of Sub); 9,750,836 shares were reserved for issuance pursuant to the 1994 Incentive Stock Plan of Parent; and 38,710,990 shares were reserved for issuance pursuant to convertible debt securities of Parent;

                          (b)  One hundred fifty million (150,000,000) shares
of Common Stock designated as Class B Common Stock with a par value of $1.00 per share; of which, as of August 4, 1994, 89,514,039 shares were issued and outstanding (3,537,712 of which were owned by Subsidiaries of Sub); and no shares were reserved for issuance;

                          (c)  Seven hundred thousand (700,000) shares of
Preferred Stock designated as Class A Preferred Stock with a par value of $.01 per share; of which, as of August 4, 1994, 592,798 shares were issued and outstanding (all of which were owned by Subsidiaries of Sub);

                          (d)  One million six hundred seventy five thousand
and ninety six (1,675,096) shares of Preferred Stock designated as Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock with a par value of $.01 per share; of which, as of August 4, 1994, 1,675,096 shares were issued and outstanding (55,070 of which were owned by Subsidiaries of Sub); and no shares were reserved for issuance;

                          (e)  Ten million (10,000,000) shares of Preferred
Stock designated as Series Preferred Stock with a par value of $.01 per share; of which, as of August 4, 1994, no shares were issued; and

                          (f)  Eighty thousand (80,000) shares designated as
Preferred Stock, Series C with a par value of $1.00 per share; of which, as of August 8, 1994, 70,559 shares were issued and outstanding; no shares were in treasury; and no shares were reserved for issuance.

                 All issued and outstanding shares of Parent Common Stock and Class B Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, and are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. Except as set forth in Parent's SEC Reports or as described on Schedule 4.2 hereto, as of the date hereof there are no existing options, warrants, calls or other rights, agreements or commitments of any character, to which the Parent or any of its Subsidiaries is a party relating to the issued or unissued capital stock of the Parent. All shares of Parent Stock issuable in connection with the Merger will be, at the Effective Date, duly authorized, validly issued and fully paid and nonassessable, and not subject to and not issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws.

                 Section 4.3 Authority Relative to this Merger Agreement. Parent has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors and the Parent's Board of Directors has authorized the voting of the Common Stock of the Sub in favor of the Merger. This Merger Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary to authorize this Merger Agreement and the transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to or obligated under (i) any Governing Document or (ii) any indenture or other loan document provision or any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation, Lien or the loss of a benefit, by its executing and carrying out this Merger Agreement other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations or accelerations, Liens or losses which, individually or in the aggregate, will not have a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and (B) the laws and regulations referred to in clauses (i) through (v) of the next sentence. Except as referred to herein or in connection, or in compliance, with the provisions of (i) the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the Securities Act of 1933, as amended (the "Securities Act"), (iii) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the corporation, securities or blue sky laws or regulations of the various states of the United States, and
(v) the rules and regulations of the relevant Governmental Entities, and provisions contained in Franchises regarding transfer of ownership or control of Franchises and Federal Communications Commission ("FCC") licenses, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Merger Agreement, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

                 Section 4.4               Reports and Financial Statements.
Parent, Sub and Liberty Media Corporation, a wholly owned subsidiary of Parent ("Liberty"), have previously furnished or will furnish the Company with true and complete copies of their respective (i) Annual Report on Form 10-K for the fiscal years ended December 31, 1993, December 31, 1992, and December 31, 1991, as filed with the Securities and Exchange Commission (the "Commission"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, as filed with the Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) since December 31, 1991, and (iv) all other reports or registration statements filed by Parent, Sub or Liberty with the Commission since December 31, 1991, as amended prior to the date hereof (the documents described in clauses (i) through (iv) (together with all subsequent filings referred to in the next two sentences) being referred to herein collectively as the "Parent SEC Reports"). As of their respective dates or effective dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports, except as the same may have been corrected, updated or superseded by means of a subsequent filing with the Commission prior to the date hereof. As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the Commission prior to the date hereof, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all filings referred to in the previous sentence have been, or will be, provided to the Company. Since January 1, 1990, Parent, Sub and Liberty have filed with the Commission all reports required to be filed therewith by each of them. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent, Sub and Liberty included in the

Parent SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Parent SEC Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the respective consolidated financial position of Parent and its Subsidiaries, Sub and its Subsidiaries and Liberty and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim consolidated financial statements, to normal year-end audit adjustments and any other adjustments described therein.

                 Section 4.5 Absence of Certain Changes or Events. Except as described in the Parent SEC Reports, since December 31, 1993, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, individually or in the aggregate, has had, or in the future is likely to have, a Parent Material Adverse Effect (other than as a result of changes in laws or regulations of general applicability or any changes resulting from general economic, financial or market conditions or affecting the cable television industry in general) or
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Parent.

                 Section 4.6 Parent Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of all directors present (a) approved the Merger in accordance with the applicable provisions of Section 252 of the DGCL, (b) taken any necessary steps to render Section 203 of the DGCL inapplicable to the Merger and the transactions contemplated by this Merger Agreement, and (c) adopted a resolution having the effect of causing Parent not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Merger Agreement.

                 Section 4.7 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 Except as disclosed in this Merger Agreement (including the Schedules and Exhibits hereto), the Company represents and warrants to Parent and Sub as follows:

                 Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Company Material Adverse Effect.

                 Section 5.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 225,000 shares of Company Class A Common Stock and 5,000,000 shares of Company Class B Common Stock. As of the close of business on August 4, 1994, 116,555 shares of Company Class A Common Stock were outstanding, 2,779,801 shares of Company Class B Common Stock were outstanding and 4,877 shares of Company Class A Common Stock were held by a Subsidiary of the Company. All issued and outstanding shares of Company Class A Common Stock and Company Class B Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. There are no existing options, warrants, calls or other rights, agreements or commitments of any character, to which the

Company or any of its Subsidiaries is a party, relating to the issued or unissued capital stock or other securities of the Company.

                 Section 5.3 Subsidiaries. The only Subsidiaries or entities (other than Subsidiaries) in which the Company directly or through one or more of its Subsidiaries holds a 5% or greater equity interest (each an "Equity Affiliate") of the Company are those set forth on Schedule 5.3 hereto, which Schedule reflects the percentage and nature of the Company's ownership of each such Subsidiary or Equity Affiliate. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the corporate or partnership power to carry on its business as it is now being conducted or currently proposed to be conducted. Each of the Company's Subsidiaries is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Company Material Adverse Effect. All the outstanding shares of capital stock of each of the Company's Subsidiaries that is a corporation are validly issued, fully paid and nonassessable. The shares of capital stock or partnership or other ownership interests in each of the Company's Subsidiaries or Equity Affiliates that are owned by the Company or by a Subsidiary of the Company are owned free and clear of any Liens, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. Except as set forth on Schedule 5.3 hereto, there are no existing options, warrants, calls or other rights, agreements or commitments of any character, to which the Company or any of its Subsidiaries is a party, relating to the issued or unissued capital stock, other securities or partnership or other ownership interests of any of the Subsidiaries or Equity Affiliates of the Company.

                 Section 5.4 Authority Relative to this Merger Agreement. The Company has the corporate power to enter into this Merger Agreement and, subject to approval of this Merger Agreement by the holders of the Company Common Stock, to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and Lehman Brothers Inc. has orally advised the Company's Board of Directors that the consideration to be received in the Merger is fair, from a financial point of view, to the Company's shareholders taken as a whole. Subject to approval of the shareholders of the Company in accordance with the VSCA, this Merger Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of the holders of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby. Except as set forth on Schedule 5.4 hereto and except as provided in the Note Purchase Agreements or the Credit Agreement, neither the Company nor any of its Subsidiaries is subject to or obligated under (i) any Governing Document or
(ii) any indenture or other loan document provision or any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation, Lien or the loss of a benefit, by its executing and carrying out this Merger

Agreement, other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations or accelerations, Liens or losses which, either individually or in the aggregate, will not have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and thereby and (B) the laws and regulations referred to in clauses (i) through (iv) of the next sentence. Except as referred to herein or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance with, the provisions of (i) the HSR Act, (ii) the Securities Act, (iii) the corporation, securities or blue sky laws or regulations of the various states of the United States and (iv) the rules and regulations of the relevant Governmental Entities or the provisions of Franchises regarding transfer of ownership or control of Franchises and FCC licenses, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

                 Section 5.5               Reports and Financial Statements.
The Company has previously furnished Parent with copies of audited financial statements for the fiscal years ended December 31, 1993, December 31, 1992 and December 31, 1991 (the "Company Reports") and a copy of the interim financial statements for the six-month period ended June 30, 1994 (the "Interim Company Reports"). The Company Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the dates indicated therein and the consolidated results of their operations and cash flows for the periods then ended. The Interim Company Reports have been prepared in a manner consistent with past practice (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its Subsidiaries as of the dates indicated therein and the consolidated results of their operations for the periods then ended, subject to normal year-end audit adjustments and any other adjustments described therein.

                 Section 5.6 Absence of Certain Changes or Events. Except as set forth on Schedule 5.6 hereto, since December 31, 1993, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, individually or in the aggregate, has had, or in the future is likely to have, a Company Material Adverse Effect

(other than as a result of changes in laws or regulations of general applicability or any changes resulting from general economic, financial or market conditions or affecting the cable television industry in general), (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company (except for regularly scheduled cash dividends out of current earnings at an annual rate not greater than $3.00 per share of Company Common Stock (the "Regular Company Dividends"), or (iii) any entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice or except as contained in the Company's capital budget set forth as Schedule 5.6 ("Capital Budget"). As of December 31, 1993, the Company did not have any indebtedness, liability or obligation of the type required by GAAP, consistently applied, to be reflected on a balance sheet that is not reflected or reserved against in the Company's balance sheet dated as of December 31, 1993, except for such indebtedness, liability or obligations as do not have a Company Material Adverse Effect.

                 Section 5.7               Litigation.  Except as set forth on
Schedule 5.7 hereto, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that has had or is likely to have a Company Material Adverse Effect nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its Subsidiaries that has had or is likely to have a Company Material Adverse Effect.

                 Section 5.8 Labor and Employee Matters. There are no collective bargaining agreements or employment agreements to which the Company or any of its Subsidiaries is a party (together, the "Company Labor Contracts"). To the Knowledge of the Company, no default exists with respect to the obligations of the Company or any of its Subsidiaries under any Company Labor Contracts, which default, individually or in the aggregate, has had or is likely to have a Company Material Adverse Effect. Since December 31, 1993, there have been no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under any Company Labor Contracts, which have not been finally resolved, settled or otherwise disposed of, or, to the Knowledge of the Company and its Subsidiaries, the failure of which to resolve, settle or otherwise dispose of, individually or in the aggregate, has had or is likely to have a Company Material Adverse Effect. Since December 31, 1993, there have been no strikes, lockouts or work stoppages or slowdowns that have had, or are likely to have, a Company Material Adverse Effect, or to the Knowledge of the Company and its Subsidiaries, jurisdictional disputes or organizing activity occurring or threatened with respect to the business or operations of the Company or its Subsidiaries that have had, or are likely to have, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with all laws relating to the employment of the employees, including any obligations relating to employment standards legislation, pay equity, occupational health and safety, labor relations and human rights legislation except for such failures to comply as do not have, and are not likely to have, a Company Material Adverse Effect. There are no outstanding labor relations board, occupational health and safety or human rights investigations, complaints, prosecutions or orders which could reasonably be expected to have a Company Material Adverse Effect.

                 Section 5.9               ERISA.

                 (a) Schedule 5.9(a) hereto sets forth all "employee benefit plans," as defined in ERISA, and all other material employee benefit arrangements, programs or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement, employee assistance and employee discounts, that the Company or any trade or business (whether or not incorporated) which is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code ("Code Affiliate") maintains or has an obligation to make contributions (the "Company Benefit Plans").

                 (b) Neither the Company nor any Code Affiliate has incurred any unsatisfied withdrawal liability, as defined in Section 4201 of ERISA, with respect to any multiemployer plan, nor has any of them incurred any liability due to the termination or reorganization of any multiemployer plan, except for any such liability which would not have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Code Affiliates reasonably expects to incur any liability due to a withdrawal from or termination or reorganization of a multiemployer plan, except for any such liability which would not have a Company Material Adverse Effect.

                 (c) Each Company Benefit Plan that is intended to qualify under Section 401 of the Code and the trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, and to the Knowledge of the Company, nothing has occurred with respect to any such plan since such determination which could reasonably be expected to result in the loss of such exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Each Company Benefit Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws.

                 (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under the Company Benefit Plans or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and no accumulated funding deficiency exists with respect to any of the Company Benefit Plans subject to
Section 412 of the Code.

                 (e) No Company Benefit Plan which is subject to Title IV of ERISA has: (i) an accumulated benefit obligation that exceeds the assets of such plan, determined as of the last applicable annual valuation date using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such plan prepared in accordance with Statement Number 87 of the Financial Accounting Standards Board, or (ii) been a plan with respect to which there has been a "reportable event," as defined in Section 4043 of ERISA and the regulations thereunder, which would require the giving of notice to the PBGC. Except for premiums paid to the PBGC, neither the Company nor any Code Affiliate has incurred or reasonably expects to incur any liability under Section 4062 or 4063 of ERISA to the PBGC, or any trustee appointed under Section 4042 of ERISA, except for any such liability which would not have a Company Material Adverse Effect.

                 (f) To the Knowledge of the Company, there have been no violations of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such reports, documents and notices to the participants or beneficiaries of the Company Benefit Plans, except for such violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                 (g) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company have Knowledge of facts which could reasonably form the basis for any such actions, claims or lawsuits, except for any such actions, claims or lawsuits which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                 (h) Except as provided in Schedule 5.9(h) and as may be required under Section 4980B of the Code, neither the Company nor any Code Affiliate maintains any Company Benefit Plan that provides medical or welfare benefits to former employees.

                 Section 5.10 Company Action. The Board of Directors of the Company (at a meeting duly called and held or by unanimous written consent) has by the requisite vote of all directors (a) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) approved the Merger in accordance with the provisions of
Section 13.1-718 of the VSCA, (c) recommended the approval of this Merger Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's shareholders at the Meeting and (d) adopted a resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Merger Agreement.

                 Section 5.11 Financial Advisor. Except for Lehman Brothers Inc. (whose fee will be paid by the Company), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company.

                 Section 5.12              Compliance with Applicable Laws.

                 (a) Except as set forth on Schedule 5.12 hereto, the Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, concessions, leases, instruments, orders and approvals (the "Company Permits") of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity"), except for such Company Permits the failure of which to hold, individually or in the aggregate, does not have and, in the future is not likely to have, a Company Material Adverse Effect. To the Company's Knowledge, the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply, which individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth on Schedule 5.12 hereto, to the Company's Knowledge, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for such violations which, individually or in the aggregate, would not have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same, other than those the outcome of which would not have a Company Material Adverse Effect.

                 (b) To the Company's Knowledge, the Company and each of its Subsidiaries have made all submissions (including, without limitation, registration statements) required under the Communications Act of 1934, as amended, the Cable Communications Policy Act of 1984, as amended, and the Cable Television Consumer Protection and Competition Act of 1992 (collectively, the "Communications Act"), and the applicable rules and regulations thereunder (the "Rules and Regulations"), and has obtained all necessary FCC authorizations, licenses, registrations, permits and tower approvals, except for such authorizations, licenses, registrations, permits and tower approvals as are not necessary for the consummation of the transactions contemplated hereby.

                 Section 5.13              Taxes.  Except as set forth on
Schedule 5.13 hereto, the Company and each of its Subsidiaries have timely filed all Tax returns required to be filed by any of them and have timely paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes claimed by the Company to be owed in respect of the periods covered by such returns. The information contained in such Tax returns is true, complete and accurate in all material respects. Neither the Company nor any Subsidiary of the Company is delinquent in the payment of any material Tax, assessment or governmental charge. Except as set forth on Schedule 5.13 hereto, no material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending. For the purposes of this Merger Agreement, the term "Tax" shall include all federal, state, local and foreign income, profits, estimated, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

                 Section 5.14 Environmental Laws. Except as described on Schedule 5.14:

                 (a) each of the Company and its Subsidiaries is in compliance in all material respects with all Environmental Laws; and

                 (b) no orders, directions or notices have been issued pursuant to any Environmental Law and no Governmental Entity has submitted to any of the Company and its Subsidiaries any request for information pursuant to any Environmental Law.

                 Section 5.15 Intellectual Property. To the Knowledge of the Company, the conduct of its business does not infringe, in any material way, upon the patents, trademarks, copyrights, trade names or other intellectual property rights, domestic or foreign, of any Person except for such infringements as do not have a Company Material Adverse Effect. No Person has asserted any claim to the Company with respect to any such infringement except for such infringements as do not have a Company Material Adverse Effect.

                 Section 5.16 Company Representation. To the Knowledge of the Company, (other than an exchange undertaken with respect to any stock or rights offering contemplated by Section 3.4(c) hereof) there is no present plan or intention on the part of those shareholders of the Company who, individually, own less than 5% of the outstanding Company Common Stock (collectively, the "5% Shareholders") to sell, exchange or otherwise dispose of, in the aggregate, a number of shares of Parent Common Stock that would have a value exceeding 60% of the aggregate value of Parent Stock to be received by the 5% Shareholders in the Merger, such value to be measured at the Effective Date.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

                 Parent and Sub jointly and severally represent and warrant to the Company as follows:

                 Section 6.1 Organization and Qualification. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Parent Material Adverse Effect. Certified copies of the Certificate of Incorporation and By-laws of the Sub have been delivered to the Company.

                 Section 6.2 Capitalization. The authorized capital stock of Sub consists of 1,000,000 shares of Common Stock par value $1.00 per share divided into the following classes: 905,553 shares of Common Stock designated as Class A Common Stock with a par value of $1.00 per share, of which 811,655 are issued and outstanding and 94,447 shares of Common Stock with a par value of $1.00 per share, of which 94,447 are issued and outstanding.

                 Section 6.3 Authority Relative to this Merger Agreement. Sub has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Merger Agreement and the transactions contemplated hereby. Except as referred to herein or in connection, or in compliance, with the provisions of (i) the HSR Act, (ii) the Securities Act, (iii) the Exchange Act, (iv) the corporation, securities or blue sky laws or regulations of the various states and (v) the rules and regulations of the relevant Governmental Entities and provisions contained in Franchises regarding transfer of ownership or control of Franchises and FCC licenses, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Sub of the Merger or the other transactions contemplated by this Merger Agreement, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not prevent the consummation of the transactions contemplated hereby. This Merger Agreement constitutes a valid and binding obligation of Sub enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                                  ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

                 Section 7.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Date, unless Parent shall otherwise agree in writing or as set forth on Schedule 7.1 hereto:

                          (i)  The Company shall, and shall cause its
                 Subsidiaries to, carry on their respective businesses in the ordinary course, and shall, and shall cause its Subsidiaries to, use their reasonable best efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them;

                          (ii) except as required or permitted by this Merger Agreement the Company shall not (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Subsidiaries, (B) amend or propose to amend its Certificate of Incorporation or By-laws, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, declare, set aside or pay any dividend or other distribution payable in cash, stock or property (other than Regular Company Dividends), (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of capital stock of the Company, or (E) agree to do any of the foregoing;

                          (iii) the Company shall not, nor shall it permit any of its Subsidiaries to, (A) except as required by this Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock, (B) acquire, lease or dispose of or agree to acquire, lease or dispose of any capital assets or any other assets, other than in the ordinary course of business or pursuant to the Capital Budget; provided, notwithstanding anything to the contrary in this Merger Agreement, the Company may (1) sell at book value any or all shares of preferred stock of certain Subsidiaries of Landmark Communications, Inc. owned by the Company or its Subsidiaries and (2) may sell or permit the redemption of, at the lesser of face value and fair-market value, certain notes having in the aggregate a face value of no greater than $3,541,587 issued to the Company by executives of the Company in connection with purchases of Company Common Stock pursuant to the Company's Executive Stock Purchase Plans; (C) create, assume or incur any additional indebtedness for borrowed money or mortgage, pledge or subject to any Lien any of its assets or enter into any other material transaction other than in each case in the ordinary course of business consistent with past practice or otherwise pursuant to existing credit facilities; (D) make any payments with respect to any indebtedness of the Company or its Subsidiaries except for such payments that are scheduled to come due prior to the Effective Date; (E) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case in this Clause
                 (E) which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except that the Company may acquire new Franchises, or interests therein, in the ordinary course of business; or (F) agree to do any of the foregoing;

                          (iv) the Company shall not, nor shall it permit, any of its Subsidiaries to, except as required to comply with applicable law or existing contracts or plans, (A) adopt or terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business consistent with past practice), (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (except for such awards made in the ordinary course of business consistent with past practice unless such award is otherwise prohibited under
                 Section 7.1(iii)(A)), (D) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan (except for such actions made in the ordinary course of business consistent with past practice) or
                 (E) agree to do any of the foregoing;

                          (v) the Company shall not make any affirmative election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding;

                          (vi) the Company shall (A) make capital expenditures in accordance with the Capital Budget; provided, that the Company may make such departures from the Capital Budget as are consistent with recent past practice;

                          (vii) the Company shall not, and shall cause its Subsidiaries not to take, or agree in writing or otherwise to take, any actions that would (i) make any representation or warranty of the Company contained in this Merger Agreement untrue or incorrect so as to cause the condition set forth in
                 Section 9.3(a) hereof not to be fulfilled as of the Effective Date or, (ii) result in any of the other conditions of this Merger Agreement set forth in Section 9.3 hereof not being satisfied as of the Effective Date; provided, that, the Parent's and Sub's sole remedy (except as otherwise expressly provided in this Merger Agreement) for any breach of this
                 Section 7.1(vii) shall be injunctive relief;

                          (viii) the Company shall consult with Parent
                 concerning, and permit Parent to participate in, any proceedings for or negotiations with respect to (A) any Franchise that is subject to renewal between the date of this Merger Agreement and the Effective Date and (B) obtaining the consent of any Governmental Authority with respect to the transfer of ownership or control of any Franchise in connection with the transactions contemplated by this Agreement; and

                          (ix) the Company shall not amend, alter or otherwise
                 modify the provisions of, or agree to undertake any obligation not required to be performed under, the provisions of any Franchise of the Company as of the date hereof that would materially increase the obligations of the Company under such Franchise if included as an amendment thereto.

Nothing in this Section 7.1 shall prevent the Company from engaging in any transaction with its Subsidiaries or prevent the Subsidiaries from engaging in any transaction with other Subsidiaries of the Company.

                 Section 7.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Date, unless the Company shall otherwise agree in writing or except as otherwise contemplated or permitted by this Merger Agreement: (a) Parent shall not, and shall cause its Subsidiaries not to take, or agree in writing or otherwise to take, any actions that would (i) make any representation or warranty of Parent or its Subsidiaries contained in this Merger Agreement untrue or incorrect so as to cause the condition set forth in Section 9.2(a) hereof not to be fulfilled as of the Effective Date or (ii) result in any of the other conditions of this Merger Agreement not being satisfied as of the Effective Date. Company's sole remedy (except as otherwise expressly provided in this Merger Agreement) for any breach of this Section 7.2 shall be injunctive relief.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

                 Section 8.1 Access and Information. Except as otherwise required pursuant to a contractual obligation that exists as of the date of this Merger Agreement, each of the Company and Parent and their respective Subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws.

Each of the Company and Parent shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement dated December 13, 1993 between Parent and the Company (the "Confidentiality Agreement").

                 Section 8.2               Registration Statement.

                 (a) As promptly as reasonably practicable after the execution of this Merger Agreement, the Parent shall prepare and file with the Commission the Registration Statement on Form S-4 (the "Registration Statement") with respect to the Parent Common Stock and the Parent Preferred Stock to be issued in connection with the Merger and the Parent Common Stock into which the Parent Preferred Stock is convertible under any circumstances, and shall for three years from the Effective Date keep the Registration Statement effective with respect to 5,000,000 shares of Parent Common Stock and 125,000 shares of Parent Preferred Stock (which numbers shall not be reduced as a result of any resales made pursuant to the Registration Statement) to permit resales of Parent Common Stock (including Parent Common Stock that is issuable upon any conversion or exchange of the Parent Preferred Stock) thereunder by Affiliates of the Company. As promptly as reasonably practicable after comments are received from the Commission with respect to the Registration Statement, the Parent shall file with the Commission any amendments to the Registration

Statement required to be filed with the Commission and Parent shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The form and content of the filings referred to in this Section 8.2(a) shall be reasonably satisfactory to the Company.

                 (b) Parent and the Company shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder, and under applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto (the "Other Filings").

                 (c) On or before the Effective Date, Parent shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") with the Affiliates of the Company identified pursuant to Section 8.3, in the form attached hereto as Exhibit B.

                 (d) The Company shall cooperate with Parent and provide Parent all information required to be included in the Registration Statement and the Other Filings and shall provide promptly to Parent any information that the Company may obtain that could necessitate amending any such document.

                 Section 8.3               Compliance with the Securities Act.
Prior to the Effective Date, the Company shall cause to be delivered to the Parent a letter from the Company, identifying all Persons who were, in its opinion, at the time of the Company Shareholders' meeting, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. Parent may cause the Certificates evidencing Parent Stock issued to such Persons to bear a legend referring to the applicability of paragraphs (c) and (d) of Rule 145 under the Securities Act.

                 Section 8.4 Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock issued in connection with the Merger and the Parent Common Stock into which the Parent Preferred Stock issued in connection with the Merger is convertible to be listed on the NASD/NM, subject to official notice of issuance.

                 Section 8.5               Employee Arrangements.

                 (a) On or after the Effective Date, Parent shall, or shall cause its Affiliates to, honor in accordance with their terms all obligations arising with respect to current and former employees of the Company who participate in: (i) the Severance Plan Covering Key Employees of Telecable Corporation and its Operating Subsidiaries, (ii) the Severance Plan Covering Regular Full-Time Home Office, Home Office Targeting and Greenbriar Telemarketing Employees of Telecable Corporation and (iii) the Telecable Supplemental Benefit Plan. Each Employee of the

Company who is not covered by any Company severance pay plan or policy on the Effective Date and whose employment is terminated without cause by Parent or any of its Affiliates within six months of the Effective Date shall be eligible for severance benefits under the severance plan or policy maintained by Parent based on such terminated employee's combined service with the Company, Parent and their respective Affiliates occurring prior to and after the Effective Date.

                 (b) Except as provided in Section 8.5(a), Parent shall, or shall cause its Affiliates to, recognize all service with the Company and any Affiliate thereof of the Company's employees who become employees of Parent or Sub at or after the Effective Date for the purposes of determining eligibility to participate, vesting, eligibility for benefits and benefit accruals under any such "employee benefit plan," as defined in Section 3(3) of ERISA, and all other Parent employee benefit policies, programs, arrangements or practices, including, without limitation, any sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, stock purchase, hospitalization, health, dental and life insurance benefits, maintained or to which contributions are made by Sub or Parent for the benefit of their respective employees following the Effective Date.

                 Section 8.6               Indemnification.

                 (a) Parent agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company and its Subsidiaries as provided in the Company's and its Subsidiaries' Certificates of Incorporation and By-Laws (which shall be amended prior to the Effective Date, if necessary, to grant the maximum indemnification permitted under applicable law, including, without limitation, any mandatory indemnification and rights to receive advances), with respect to matters occurring through the Effective Date shall survive the Merger, Parent (i) shall cause the Surviving Corporation to continue to provide indemnification to the employees, officers and directors of the Company to the fullest extent permitted under applicable law in full force and effect for a period of not less than six years from the Effective Date and (ii) subject to the occurrence of the Effective Date, Parent hereby guarantees unconditionally full payment and performance of such indemnification. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 8.6. Prior to the Effective Date,

Parent shall communicate in writing with each employee, officer and director of the Company to confirm the Parent's obligation to such employees, officers and directors under this Section 8.6.

                 (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Merger Agreement is commenced, whether before or after the Effective Date, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

                 Section 8.7 HSR Act. The Company and Parent shall use their reasonable best efforts to file as soon as reasonably practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The Company and Parent shall take such actions as are reasonably necessary to overcome any objections which may be raised by the FTC or Antitrust Division; provided, however, that no actions will be required to be taken pursuant to this sentence that would have a Combined Material Adverse Effect.

                 Section 8.8               Additional Agreements.

                 (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act and with all applicable Governmental Entities), and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

                 (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Merger Agreement, the Parent and the Company shall take all such reasonably necessary action.

                 (c) From and after the Effective Date, Parent shall conduct its business, and shall cause Sub to conduct its business, in a manner that will not adversely affect the characterization of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

                 (d) Prior to the Effective Date, Parent shall file with the Secretary of State of Delaware the certificate of designation with respect to the Parent Preferred Stock.

                 (e) The parties acknowledge that the holders of Company Common Stock listed on Schedule 8.8(e)(i) (which Schedule also lists the number of shares of Company Class A Common Stock and Company Class B Common Stock held by each such holder) are, concurrent with the execution hereof, entering into a Voting Agreement in the form attached as Exhibit C and the holders of Common Stock listed on Schedule 8.8(e)(ii) (which Schedule also lists the number of shares of Company Class A Common Stock and Company Class B Common Stock held by each such holder) are entering into a Voting Agreement in the form attached hereto as Exhibit D. Further, the Company agrees to use reasonable efforts to secure written agreements from the holders (including, without limitation, those listed on Schedules 8.8(e)(i) and (ii)) of a sufficient number of shares of Company Class A Common Stock and Company Class B Common Stock to ensure satisfaction of the condition set forth in Section 9.1(a) hereof, such reasonable efforts to include the recommendation by the Chairman of the Company's Board of Directors that such holders enter into such an agreement.

                 Section 8.9 No Solicitation. Subject to the fiduciary duties of the Board of Directors of the Company, as advised by outside counsel, neither the Company nor any of its Subsidiaries or any of their respective officers, directors, representatives or agents shall take any action to (i) initiate the submission of any Acquisition Proposal,
(ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in negotiations with any Person in connection with any Acquisition Proposal. The Company will promptly communicate to the Parent any solicitation or inquiry received by the Company and the terms of any proposal or inquiry that it may receive in respect of any Acquisition Proposal, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. "Acquisition Proposal" shall mean any proposed
(A) merger, consolidation or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of all or any substantial part of the assets of the Company or its Subsidiaries, (C) issue, sale or other disposition of securities representing 50% or more of the voting power of the Company Common Stock or (D) any transaction in which any Person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the outstanding Company Common Stock.

                 Section 8.10 Special Dividends. Notwithstanding anything else in this Merger Agreement to the contrary:

                 (a) Prior to the Effective Date, the Company may, in lieu of its Regular Company Dividends covering the period described in clause (i), declare a special cash dividend on the Company Common Stock to holders of record of such shares as of the record date established therefor (which record date shall be prior to the Effective Date) with a payment date prior to or on the Effective Date. Such special dividend may be in an amount per share not greater than the product of (A) a fraction, (i) the numerator of which equals the number of days between the record date with respect to the most recent regular common stock dividend paid by the Company and the Effective Date and
(ii) the denominator of which equals 90, and (B) $.75.

                 (b) Upon written notice to Parent given within 45 days after the date of this Merger Agreement, the Company may declare, in addition to the special dividend described in subsection (a) of this Section, a special cash dividend on the Company Common Stock to holders of record of such shares on the record date established therefor (which record date shall be prior to the Effective Date) with a payment date prior to the Effective Date in an aggregate amount equal to "Free Cash Flow." "Free Cash

Flow" means EBITDA less the sum of (i) the Company's home office expenses, (ii) scheduled payments of interest and principal on indebtedness for borrowed money and (iii) capital expenditures, in each case as determined for the period from July 1, 1994 to the end of the most recent month ending prior to the Effective Date for which the information necessary to calculate Free Cash Flow is then available.

                 Section 8.11              Cancellation of Stock Restrictions.
Immediately prior to and contingent upon the consummation of the Merger, all of the Company's rights to repurchase shares of Company Common Stock acquired by the Company executives pursuant to the Company's Executive Stock Purchase Plans in effect from time to time, at the formula price stock set forth in related Stock Restriction Agreements entered into between the Company and such executives, shall be cancelled. Schedule 8.11 lists the shareholders and the number of shares to which this action relates. Because Parent Common Stock is publicly traded and freely transferable, no purpose would be served in continuing the Company's rights of repurchase. Accordingly, the Company, Parent and Sub agree that such cancellation is noncompensatory and that no consideration whatsoever will at any time be required to be provided to the Company by the holders of Company Common Stock affected by such cancellation. Because such cancellation is noncompensatory, the Company, Parent and Sub irrevocably agree that no tax deduction, credit, claim for refund or tax benefit of any nature will be claimed by reason of such cancellation in any individual or consolidated tax return filed by any of them for any tax year. On or before 30 days following the Effective Date, Parent shall cause Sub to provide a written statement to each of the shareholders listed on Schedule 8.11, which statement shall be substantially in the form of Exhibit E hereto, which notice shall be prepared by the Company and provided to Parent prior to the Effective Date.

                 Section 8.12 Information in Disclosure Documents, Registration Statements, Etc. Each of Parent, Sub and the Company agrees that none of the information supplied by it for inclusion in the Registration Statement for the purpose of registering the shares of Parent Common Stock and Parent Preferred Stock to be issued in the Merger and the Parent Common Stock into which the Parent Preferred Stock is convertible, will at the time the Registration Statement becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent and Sub agree that the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

                 Section 8.13 Merger of Holding Companies into the Company. Prior to the Effective Date the Company shall (i) cause its wholly owned Subsidiary, TeleCable Investment Corporation, a Virginia corporation, to merge with and into the Company's wholly owned Subsidiary, TeleCable Technologies, Inc., a Virginia corporation ("TTI"), and (ii) thereafter cause TTI to merge with and into the Company, with the Company as the surviving corporation.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

                 Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

                 (a) This Merger Agreement and the transactions contemplated hereby shall have been duly approved by the holders of the Company Common Stock.

                 (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                 (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and any necessary state securities law approvals shall have been obtained. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

                 (d) No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction lifted).

                 Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by the Company:

                 (a) Parent and Sub shall have performed in all material respects their agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of Parent and Sub contained in this Merger Agreement shall be true (except (i) as contemplated or permitted by this Merger Agreement and (ii) where the failure to be true, in the aggregate, would not have a Parent Material Adverse Effect) when made and on and as of the Effective Date as if made on and as of such date and the Company shall have received a certificate of the Parent executed by the President or a Vice President of Parent and Sub to that effect.

                 (b) The Company shall have received, on the date hereof and on the Effective Date, a favorable opinion of its counsel, Willkie Farr & Gallagher, based upon certain factual representations of the Company, Parent and Sub reasonably requested by such counsel, dated such dates, to the effect that the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code and that accordingly:

                          (i) No gain or loss will be recognized by the shareholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock and Parent Preferred Stock pursuant to the terms of the Merger (except to the extent cash is received in lieu of fractional shares);

                          (ii) The tax basis of the shares of Parent Common Stock and Parent Preferred Stock received by the shareholders of the Company on the conversion of Company Common Stock pursuant to the Merger will be the same as the basis of the shares of Company Common Stock converted (less any portion of such basis allocable to any fractional interest in any share of Parent Common Stock); and

                          (iii) The holding period of the Parent Common Stock and Parent Preferred Stock into which shares of Company Common Stock are converted will include the period that such shares of Company Common Stock were held by the holder, provided such shares were held as a capital asset by such holder.

                 (c) Parent Stock issued in connection with the Merger and Parent Common Stock into which the Parent Preferred Stock issued in connection with the Merger is convertible shall have been authorized for listing on the NASD/NM upon official notice of issuance.

                 Section 9.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

                 (a) The Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and, subject to Section 8.9 and except as contemplated or permitted by this Merger Agreement, the representations and warranties of the Company contained in this Merger Agreement that are subject to a Company Material Adverse Effect modifier shall be true when made and on and as of the Effective Date as if made on and as of such date, the representations and warranties of the Company contained in this Merger Agreement that are not subject to such a qualifier shall be true (except for each failure to be true that does not have a Company Material Adverse Effect) when made and as of the Effective Date as if made on and as of such date, and Parent and Sub shall have received a certificate of the Company executed by the President or an Executive Vice President of the Company to that effect.

                 (b) Any authorization, consent, order or approval of any Governmental Entity necessary for the transfer of control of each Franchise listed on Schedule 9.3(b) in connection with the consummation of the transactions contemplated by this Merger Agreement shall have been obtained or deemed obtained pursuant to the Rules and Regulations and other applicable laws, regulations, ordinances or similar enactments of each Governmental Entity having jurisdiction over such Franchise.

                 (c) The FCC shall have consented, to the extent such consent is legally required, to the transfer to Parent of all FCC licenses possessed by the Company, except where the failure to receive such consent would not have a Combined Material Adverse Effect.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

                 Section 10.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the shareholders of the Company:

                 (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

                 (b) by either Parent or the Company if the Merger shall not have been consummated on or before May 31, 1995 (except if the condition contained in Section 9.1(a) shall not have been satisfied as of such date, in which event, August 31, 1995), provided that the party seeking to terminate this Agreement has not breached its obligations hereunder in any material respect;

                 (c) by the Company, provided the Company has not breached any of its obligations hereunder in any material respect, if any of the conditions specified in Sections 9.1 or 9.2 have not been met or waived by the Company (or, in the case of Section 9.1, waived by the Company, Parent and Sub) at such time as such condition is no longer capable of satisfaction; or

                 (d) by Parent, provided Parent has not breached any of its obligations hereunder in any material respect, if any of the conditions specified in Sections 9.1 or 9.3 have not been met or waived by Parent (or, in the case of Section 9.1, waived by Parent, Sub and the Company) at such time as such condition is no longer capable of satisfaction.

                 Section 10.2 Effect of Termination. In the event of termination of this Merger Agreement by either Parent or the Company, as provided above, this Merger Agreement shall forthwith become void and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of either the Company, Parent or Sub or their respective officers or directors.

                 Section 10.3 Amendment. This Merger Agreement may be amended by the parties hereto, by or pursuant to action taken by all of their Boards of Directors, at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Date, but, after such approval, no amendment shall be made which alters the indemnification provisions of Section 8.6 or changes the ratios at which Company Common Stock is to be converted into Parent Common Stock and Parent Preferred Stock as provided in Section 3.4 or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 Section 10.4 Waiver. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI

                        GENERAL PROVISIONS; DEFINITIONS

                 Section 11.1 Non-Survival of Representations, Warranties and Agreements. No representations, warranties or agreements in this Merger Agreement shall survive the Merger, except for the agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.9, 3.10, 8.2, 8.3
(last sentence), 8.4, 8.5, 8.6, 8.8, 8.11, 10.2, 10.3, 10.4 and Article XI.

                 Section 11.2 Notices. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                 If to the Company:
                 TeleCable Corporation

                 Dominion Tower, 9th Floor
                 999 Waterside Drive
                 Norfolk, VA 23510
                 Attention:  Alfred F. Ritter, Jr.
                 Telephone No.:  (804) 624-5006
                 Telecopy No.:  (804) 624-5056

                 and:

                 Louis F. Ryan, Esq.
                 150 Brambleton Avenue
                 Norfolk, VA 23510
                 Telephone No.:  (804) 446-2009
                 Telecopy No.:  (804) 446-2489

                 With a copy to:

                 Willkie Farr & Gallagher
                 One Citicorp Center
                 153 East 53rd Street
                 New York, NY 10022
                 Attention:  William J. Grant, Jr.
                 Telephone No.:  (212) 821-8000
                 Telecopy No.:  (212) 821-8111

                 If to Parent or Sub:

                 Tele-Communications, Inc.
                 Terrace Tower II
                 Englewood, Colorado 80111-3000
                 Attention:  Mary S. Willis, Esq.,
                                  Legal Department
                 Telecopy No.:  (303) 488-3217

                 With a copy to:

                 Sherman & Howard L.L.C.
                 633 17th Street, Suite 3000
                 Denver, Colorado 80202
                 Attention:  Charles Y. Tanabe, Esq.
                 Telecopy No.:  (303) 298-0940
or to such other addresses as any party may have furnished to the other parties in writing in accordance with this Section.

                 Section 11.3 Fees and Expenses. Except as provided in Schedule 11.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses. Notwithstanding the preceding sentence, the Company shall pay the cost and expenses incurred by the Parent if the transaction is terminated as a result of a failure of the condition set forth in Section 9.1(a) either alone or among other conditions to be satisfied. The Company's expenses relating to the transactions contemplated hereby, including, without limitation, fees of Lehman Brothers, Inc. and counsel to the Company, shall be paid or accrued by the Company prior to the Effective Date.

                 Section 11.4 Publicity. So long as this Merger Agreement is in effect prior to the Effective Date, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement. Prior to the Effective Date, neither the Parent, Sub nor the Company shall issue any such press release or make any such public statement without the prior written consent of the other parties, except as may be required by law or by obligations pursuant to any listing agreement with any national securities market. The commencement of litigation relating to this Merger Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 11.4.

                 Section 11.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                 Section 11.6 Third Party Beneficiaries. The parties hereto agree that the Company's shareholders, officers, directors, employees, attorneys and agents are intended third party beneficiaries of the terms of this Merger Agreement, to the extent such terms refer expressly to such Persons, with full rights hereunder as if each of them were a party hereto.

                 Section 11.7 Entire Agreement. This Merger Agreement shall be of no force or effect until executed and delivered by all of the parties hereto. This Merger Agreement may be amended, modified or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the Company, Parent and Sub.

                 Section 11.8 Miscellaneous. This Merger Agreement (including the documents and instruments referred to herein) (a) when executed and delivered, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the confidentiality agreement between the Company and Parent as the same may be amended) and (b) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Any certificate delivered pursuant to this Merger Agreement shall be made without personal liability on the part of the person giving such certificate.

                 Section 11.9              Definitions.

                 "Acquisition Proposal" shall have the meaning set forth in
Section 8.9 hereof.

                 "Affiliate" shall mean as to any person or entity, any other person or entity which, directly or indirectly, controls, or is under common control with, or is controlled by, such person or entity. As used in this definition, "control" (including, with its correlative meanings, "controlling," "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through the ownership of securities, or partnership or other ownership interest, by contract or otherwise).

                 "Antitrust Division" shall have the meaning set forth in
Section 8.7 hereof.

                 "Base Merger Value" shall have the meaning set forth in
Section 3.1 hereof.

                 "Capital Budget" shall have the meaning set forth in Section
5.6 hereof.

                 "Certificates" shall have the meaning set forth in Section 3.5 hereof.

                 "Code" shall have the meaning set forth in the recitals.

                 "Code Affiliate" shall have the meaning set forth in Section
5.9 hereof.

                 "Combined Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of the Parent, Sub and the Company, taken as a whole.

                 "Commission" shall have the meaning set forth in Section 4.4 hereof.

                 "Common Conversion Number" shall have the meaning set forth in
Section 3.4(b) hereof.

                 "Communications Act" shall have the meaning set forth in
Section 5.12 hereof.

                 "Company" shall have the meaning set forth in the first paragraph hereof.

                 "Company Benefit Plans" shall have the meaning set forth in
Section 5.9(a) hereof.

                 "Company Class A Common Stock" shall have the meaning set forth in Section 3.4(a) hereof.

                 "Company Common Stock" shall have the meaning set forth in
Section 3.4(a) hereof.

                 "Company Class B Common Stock" shall have the meaning set forth in Section 3.4(a) hereof.

                 "Company Labor Contracts" shall have the meaning set forth in
Section 5.8 hereof.

                 "Company Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of the Company and its Subsidiaries, taken as a whole (after taking into account any adequate related reduction in Base Merger Value), or on the ability of Company to perform its obligations under this Merger Agreement.

                 "Company Meeting" shall have the meaning set forth in Section
3.8 hereof.

                 "Company Permits" shall have the meaning set forth in Section
5.12 hereof.

                 "Company Reports" shall have the meaning set forth in Section
5.5 hereof.

                 "Confidentiality Agreement" shall have the meaning set forth in Section 8.1 hereof.

                 "Credit Agreements" shall mean (i) the three Amended and Restated Revolving and Term Loan Agreements, dated as of December 1, 1993, between the Company, on the one hand, and each of Mellon Bank, N.A., Wachovia Bank of North Carolina, N.A. and Nationsbank of Virginia, N.A. on the other and
(ii) the Revolving and Term Loan Agreement, dated as of October 27, 1986, between the Company and Morgan Guaranty Trust Company of New York

                 "DGCL" shall have the meaning set forth in Section 1.1 hereof.

                 "Dissenting Shares" shall have the meaning set forth in
Section 3.4(d) hereof.

                 "EBITDA" shall have the meaning set forth in Section 3.2(c) hereof.

                 "Effective Date" shall have the meaning set forth in Section
1.2 hereof.

                 "Environmental Law" means any applicable federal, state, local or foreign law, statute, standard, ordinance, rule, regulation, code, license, permit, authorization or approval, and any consent order, administrative or judicial order, judgment, decree, injunction, or settlement agreement between the Company or any of its Subsidiaries and a Governmental Entity relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).

                 "Equity Affiliate" shall have the meaning set forth in Section
5.3 hereof.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Exchange Act" shall have the meaning set forth in Section 4.3 hereof.

                 "Exchange Agent" shall have the meaning set forth in Section
3.5 hereof.

                 "FCC" shall have the meaning set forth in Section 4.3 hereof.

                 "Franchise" shall mean authority to provide cable television service pursuant to a governmental franchise or similar authorization.

                 "Franchise Area" shall mean any of the geographic areas in which the Company or its Subsidiaries is authorized to provide cable television service pursuant to a Franchise or similar authorization or provides cable television service without a Franchise.

                 "Free Cash Flow" shall have the meaning set forth in Section 8.10(b) hereof.

                 "FTC" shall have the meaning set forth in Section 8.7 hereof.

                 "GAAP" shall have the meaning set forth in Section 3.2(b) hereof.

                 "Governing Document" shall mean, with respect to any Person, such Person's (x) certificate of incorporation, articles of incorporation or other corporate organizational document, (y) by-laws and (z) partnership agreement relating to the formation of such Person as in effect at the time of determination to include any amendments thereto.

                 "Governmental Entity" shall have the meaning set forth in
Section 5.12 hereof.

                 "Holdback Shares" shall have the meaning set forth in Section 3.4(e) hereof.

                 "HSR Act" shall have the meaning set forth in Section 4.3 hereof.

                 "Income Taxes" shall have the meaning set forth in Section 3.2(b) hereof.

                 "Interim Company Reports" shall have the meaning set forth in
Section 5.5 hereof.

                 "Knowledge" shall mean the personal knowledge of system managers of the Company and all officers and employees of the Company based at the Company's corporate headquarters in Norfolk, Virginia having a title of Vice President or above.

                 "Landmark" shall have the meaning set forth in Section 7.1(iii) hereof.

                 "Liabilities" shall mean any debts, liabilities or obligations whatsoever, whether absolute, contingent or otherwise, as the same would appear on a balance sheet of the Company in accordance with GAAP consistently applied.

                 "Liberty" shall have the meaning set forth in Section 4.4 hereof.

                 "Lien" shall mean any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or encumbrance of any nature.

                 "Merger" shall have the meaning set forth in the recitals.

                 "Merger Agreement" shall have the meaning set forth in the first paragraph hereof.

                 "Merger Value" shall have the meaning set forth in Section 3.1 hereof.

                 "NASD/NM" shall refer to the National Association of Securities Dealers/National Market.

                 "Net Liabilities" shall have the meaning set forth in Section 3.2(b) hereof.

                 "Note Purchase Agreements" shall mean (i) the Note Agreement, dated as of April 29, 1988, among the Company, Teachers Insurance and Annuity Association of America and certain other lenders relating to the purchase of $150,000,000 in 9.32% Notes due May 1, 1993, (ii) the Note Agreement, dated as of October 16, 1991, among the Company, Teachers Insurance and Annuity Association of America and certain other lenders relating to the purchase of
(a) $10,000,000 in 9.25% Notes due October 15, 1997, (b) $50,000,000 in 9.38%
Notes due October 15, 1998 and (c) $15,00,000 in 9.44% Notes due October 15, 1999 and (iii) the Note Agreement, dated as of March 31, 1994, among the Company and Teachers Insurance and Annuity Association of America and certain other lenders relating to the purchase of $40,000,000 in 6.25% Senior Notes due March 31, 2004.

                 "Other Filings" shall have the meaning set forth in Section 8.2(b) hereof.

                 "Parent" shall have the meaning set forth in the first paragraph hereof.

                 "Parent Common Stock" shall have the meaning set forth in
Section 3.1 hereof.

                 "Parent Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of Parent and its Subsidiaries, taken as a whole, or on the ability of Parent to perform its obligations under this Merger Agreement.

                 "Parent Preferred Stock" shall have the meaning set forth in
Section 3.1 hereof.

                 "Parent SEC Reports" shall have the meaning set forth in
Section 4.4 hereof.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                 "Person" means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity of any nature.

                 "Preferred Conversion Number" shall have the meaning set forth in Section 3.4 hereof.

                 "Prospectus" means the prospectus included as part of the Registration Statement.

                 "Registration Rights Agreement" shall have the meaning set forth in Section 8.2(c) hereof.

                 "Registration Statement" shall have the meaning set forth in
Section 8.2(a) hereof.

                 "Regular Company Dividends" shall have the meaning set forth in Section 5.6 hereof.

                 "Rules and Regulations" shall have the meaning set forth in
Section 5.12(b) hereof.

                 "Securities Act" shall have the meaning set forth in Section
4.3 hereof.

                 "Shareholders' Representative" shall mean Frank Batten.

                 "Stock Restriction Agreements" shall have the meaning set forth in Section 8.11 hereof.

                 "Sub" shall have the meaning set forth in the first paragraph hereof.

                 "Subsidiary" shall mean with respect to any Person, any corporation or partnership more than 50% of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such Person.

                 "Surviving Corporation" shall have the meaning set forth in
Section 1.1 hereof.

                 "TTI" shall have the meaning set forth in Section 8.13 hereof.

                 "Tax" shall have the meaning set forth in Section 5.13 hereof.

                 "VSCA" shall have the meaning set forth in Section 1.1 hereof.

                 All accounting terms not otherwise defined in this Merger Agreement shall have the meanings ascribed to them under GAAP.

                 IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                             TELE-COMMUNICATIONS, INC.



                                             By: /s/ BERNARD W. SCHOTTERS
                                                Name:  Bernard W. Schotters
                                                Title: Executive Vice President



                                             TCI COMMUNICATIONS, INC.



                                             By: /s/ BERNARD W. SCHOTTERS
                                                Name:  Bernard W. Schotters
                                                Title: Executive Vice President

                                                TELECABLE CORPORATION



                                                By: /s/ FRANK BATTEN
                                                   Name:  Frank Batten
                                                   Title: Chairman





                                      -89-